Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 14, 2008, relating to the financial statements of Capital Markets Technologies, Inc. and to the reference to our Firm under the caption “Experts” in the Prospectus.

Madsen & Associates, CPA’s Inc

/s/ Madsen & Associates, CPA’s Inc.

Salt Lake City, Utah

May 22, 2008